Exhibit 99.1

Crinetics Pharmaceuticals Announces Early Release of ENDO 2024 Late-Breaking Abstracts

SAN DIEGO – May 22, 2024 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX) a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors, today announced that the late-breaking abstracts accepted for presentation at the Endocrine Society’s annual meeting (ENDO 2024) were released earlier than the previously announced embargoed date.

The abstract for the Phase 2, open-label study of atumelnant* (CRN04894), in Congenital Adrenal Hyperplasia contained summary data for four subjects at the time of submission. We plan to present additional data from a total of six subjects in cohort 1 and additional subjects in cohort 2 at ENDO 2024.

The more fulsome data set will be shared within the poster presentations scheduled to be presented on June 3, 2024, at 12:00 – 1:30 pm ET during the Late-Breaking Poster Presentation session.

*	Proposed international nonproprietary name under review

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors. Paltusotine, an investigational, first-in-class, oral somatostatin receptor type 2 (SST2) agonist, is in Phase 3 clinical development for acromegaly and in Phase 2 clinical development for carcinoid syndrome associated with neuroendocrine tumors. Crinetics is also developing atumelnant (CRN04894), an investigational, first-in-class, oral ACTH antagonist, that is currently completing Phase 2 clinical studies for the treatment of congenital adrenal hyperplasia and Cushing’s disease. All of the company’s drug candidates are orally delivered, small molecule new chemical entities resulting from in-house drug discovery efforts, including additional discovery programs addressing a variety of endocrine conditions such as hyperparathyroidism, polycystic kidney disease, Graves’ disease, thyroid eye disease, diabetes and obesity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, without limitation, the risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2023 and quarterly report on Form 10-Q for the quarter ended March 31, 2024. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts:

Corey Davis

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

(212) 915-2577

Media:

Natalie Badillo

Head of Corporate Communications

nbadillo@crinetics.com

(858) 450-6464